Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          ---------
                                                              James N. Fernandez
                                                              (212)230-5315
                                                              Mark L. Aaron
                                                              (212)230-5301

                TIFFANY REPORTS FOURTH QUARTER, FULL YEAR RESULTS
                -------------------------------------------------

New York, N.Y., March 28, 2006 - Tiffany & Co. (NYSE: TIF) today reported its financial results for the fourth quarter and full year ended January 31, 2006. Net sales rose 6% in the quarter and 9% in the full year, and earnings from operations increased 44% and 30% in those periods. However, as expected, net earnings declined in both periods due to a one-time gain in December 2004.

In the fourth quarter of fiscal 2005, net sales of $858,446,000 were 6% higher than $810,122,000 in the prior year. On a constant-exchange-rate basis which excludes currency effects from translating foreign-denominated sales into U.S. dollars (see attached "Non-GAAP Measures" schedule), net sales increased 9% and worldwide comparable store sales rose 6%. Net earnings were $140,257,000, or $0.97 per diluted share, compared with $217,040,000, or $1.48 per diluted share, in the prior year.

In fiscal 2005, net sales rose 9% to $2,395,153,000, compared with $2,204,831,000. On a constant-exchange-rate basis, net sales increased 9% and worldwide comparable store sales rose 5%. Net earnings for the year were $254,655,000, or $1.75 per diluted share, compared with $304,299,000, or $2.05 per diluted share, in the prior year.

In fiscal 2004, earnings in the fourth quarter and year benefited from a pre-tax gain of $194 million as a result of the Company's sale of its shares in Aber Diamond Corporation and were negatively affected by the following pre-tax items: a charge of $15 million related to impairment of assets and exiting from a specialty retail concept; and a contribution of $25 million to The Tiffany & Co. Foundation.

Sales in the Company's channels of distribution were as follows:
----------------------------------------------------------------

     o U.S. Retail sales in the fourth quarter increased 8% to $449,339,000, largely due to 5% comparable store sales growth (branch store sales increased 7% and flagship New York store sales declined 2%). In the year, U.S. Retail sales rose 9% to $1,220,683,000, with comparable store sales increasing 7% (branch store sales rose 7% and New York flagship store sales rose 5%). Comparable store sales


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          growth  in  both  periods  was   generated  by  higher   spending  per
          transaction. The Company opened four U.S. stores in 2005 and operated 59 TIFFANY & CO. stores in the U.S. at year-end.

     o International Retail sales rose 1% to $303,982,000 in the fourth quarter and 5% to $900,689,000 in the year. On a constant-exchange-rate basis, sales rose 10% in the fourth quarter and 7% in the year, partly due to retail sales increases of 8% and 4% in Japan. On the same basis, international comparable store sales rose 7% in the quarter and 2% in the year and by region: Japan increased 7% in the quarter and were unchanged in the year; the Asia-Pacific region outside Japan rose 13% and 8%; and Europe increased 1% and 1%. During the year, new retail locations were opened in Japan (two), Australia and France, while five in Japan were closed. The Company operated 95 TIFFANY & CO. international stores and boutiques at year-end.

     o Direct Marketing sales increased 15% to $70,885,000 in the fourth quarter and rose 11% to $157,483,000 in the year. The growth in both periods was due to increased orders and in the average amount spent per order.

     o Other sales increased 11% to $34,240,000 in the fourth quarter and rose 32% to $116,298,000 in the year, primarily due to increased wholesale sales of diamonds. Contributing to sales growth were six IRIDESSE stores which focus on the pearl jewelry category. Sales in LITTLE SWITZERLAND stores decreased 4% in the quarter and increased 7% in the year.

Other Financial Highlights:
---------------------------

     o Gross margin (gross profit as a percentage of net sales) of 58.8% in the fourth quarter was higher than 57.0% a year ago, and gross margin of 56.0% in the full year was higher than 55.8% in the prior year. These results were largely due to changes in sales mix and product costs. The Company recorded LIFO inventory charges of $3,219,000 in the fourth quarter, versus $15,800,000 in the prior year, and $11,566,000 in the year, versus $33,500,000.

     o In comparison to the fourth quarter of 2004, when the aforementioned contribution to The Tiffany & Co. Foundation and the impairment and exit charges were taken, selling, general and administrative ("SG&A") expenses declined 6% in the fourth quarter of fiscal 2005, and increased 3% in the year. As a result, SG&A expenses as a percentage of net sales was 35.2% in the fourth quarter, versus 39.7% a year ago, and was 40.1% in the full year, versus 42.4% in the prior year.


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


     o The effective tax rate was 29.9% in the fourth quarter, versus 34.5% a year ago, and was 30.8% in the full year, versus 35.6% in the prior year. The current year's rates included tax benefits of $14,488,000, or $0.10 per diluted share, in the fourth quarter and $22,588,000, or $0.16 per diluted share, in the year related to the repatriation provisions of the American Jobs Creation Act of 2004.

     o Net inventories at January 31, 2006 were approximately equal to the prior year. Finished goods inventories were unchanged, while combined raw material and work-in-process inventories were 2% above a year ago.

     o The Company repurchased and retired 469,000 shares of its Common Stock in the fourth quarter at an average cost of $39.39 per share. In the year, the Company repurchased and retired 3,835,000 shares of its Common Stock at an average cost of $34.63 per share. Approximately $276 million remains available for future repurchases under the authorized plan.

     o The Company's balance sheet at January 31, 2006 included: cash and cash equivalents and short-term investments of $393,609,000 (versus $326,881,000 a year ago), short-term and long-term debt totaled $471,676,000 (versus $440,563,000 a year ago) and stockholders' equity was $1,830,913,000 (versus $1,701,160,000 a year ago). Total debt as a percentage of stockholders' equity was 26% at January 31, 2006, which was equal to the prior year.

Michael J. Kowalski, chairman and chief executive officer, said, "We are pleased with Tiffany's overall success in 2005. We increased sales in the U.S. and in many international markets, improved performance in Japan, opened stores that generated strong initial results, expanded our product offerings with exciting, new designs and strengthened our product sourcing capabilities."

2006 Outlook:
-------------
He added, "We are reiterating the full year expectations we published on January 10th, calling for approximately 10% growth in net sales, at least 12% growth in earnings before income taxes (with most of the growth expected in the second half of the year), and diluted earnings per share in a range of $1.77-$1.82. Our full year sales objective assumes mid-single-digit worldwide comparable store sales growth on a constant-exchange-rate basis, including a high-single-digit increase in the U.S. and low-single-digit growth in local currency in Japan, as well as healthy sales growth in other markets, and opening at least four stores in the U.S. and seven stores (net of closings) internationally. Earnings growth is also predicated on an improvement in SG&A leverage and an effective tax rate of 38%."


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

First Quarter Outlook:
----------------------
Mr. Kowalski added, "In this first quarter to date, we have had stronger-than-expected comparable store sales growth in most international markets, including double-digit growth in Japan. U.S. comparable store sales have been modestly below the prior year, reflecting a difficult year-over-year comparison. Taking into account favorable sales mix, we believe that earnings in the first quarter will be equal to or slightly higher than the $0.27 per diluted share a year ago."

Today's Conference Call
-----------------------
The Company will conduct a conference call today at 8:30 a.m. (EST) to review results and its outlook. Interested parties may listen to a broadcast on the Internet at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Conference Call") and at www.streetevents.com.

Next Scheduled Announcement
---------------------------
The Company anticipates reporting its first quarter results on May 31, 2006 with a conference call at 8:30 a.m. (EST) that day, to be broadcast at www.tiffany.com and www.streetevents.com. To receive notifications for conference calls and/or news release alerts, please register at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Calendar of Events" and "News by E-Mail").

Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or trade names other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, store openings, gross margins, expenses, earnings and earnings per share. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2004 Annual Report and in Reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #

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


                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                        Three Months
                                                                      Ended January 31,              Years Ended January 31,
                                                          -----------------------------------  -------------------------------
                                                                   2006            2005               2006            2005
                                                            -------------- ---------------     --------------  --------------
Net sales                                                 $      858,446  $       810,122    $     2,395,153  $    2,204,831

Cost of sales                                                    353,541          348,441          1,052,813         974,258
                                                           --------------  ---------------     --------------  --------------

Gross profit                                                     504,905          461,681          1,342,340       1,230,573

Selling, general and administrative expenses                     302,374          321,381            959,635         936,044
                                                           --------------  ---------------     --------------  --------------

Earnings from operations                                         202,531          140,300            382,705         294,529

Other expenses, net                                                2,378            2,580             14,731          15,978

Gain on sale of equity investment                                     -           193,597                 -          193,597
                                                           --------------  ---------------     --------------  --------------

Earnings before income taxes                                     200,153          331,317            367,974         472,148

Provision for income taxes                                        59,896          114,277            113,319         167,849
                                                           --------------  ---------------     --------------  --------------

Net earnings                                             $       140,257  $       217,040    $       254,655  $      304,299
                                                           ==============  ===============     ==============  ==============


Net earnings per share:

  Basic                                                  $          0.99  $          1.50    $          1.78  $         2.08
                                                           ==============  ===============     ==============  ==============

  Diluted                                                $          0.97  $          1.48    $          1.75  $         2.05
                                                           ==============  ===============     ==============  ==============


Weighted-average number of common shares:

  Basic                                                          142,386          144,854            142,976         145,995
  Diluted                                                        145,258          146,688            145,578         148,093




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                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                           January 31,           January 31,
                                                                  2006                  2005
                                                     ------------------    -----------------
ASSETS
------
Current assets:
Cash and cash equivalents                               $      393,609        $     187,681
Short-term investments                                               -              139,200
Accounts receivable, net                                       142,294              133,545
Inventories, net                                             1,060,164            1,057,245
Deferred income taxes                                           69,576               64,790
Prepaid expenses and other current assets                       33,200               25,428
                                                         --------------        -------------

Total current assets                                         1,698,843            1,607,889

Property, plant and equipment, net                             866,004              917,853
Other assets, net                                              212,425              140,376
                                                         --------------        -------------
                                                        $    2,777,272        $   2,666,118
                                                         ==============        =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                   $       38,942        $      42,957
Current portion of long-term debt                                6,186                    -
Accounts payable and accrued liabilities                       202,646              186,013
Income taxes payable                                            60,364              118,536
Merchandise and other customer credits                          56,472               52,315
                                                         --------------        -------------

Total current liabilities                                      364,610              399,821

Long-term debt                                                 426,548              397,606
Postretirement/employment benefit obligations                   41,982               40,220
Deferred income taxes                                                -               33,175
Other long-term liabilities                                    113,219               94,136
Stockholders' equity                                         1,830,913            1,701,160
                                                         --------------        -------------

                                                        $    2,777,272        $    2,666,118
                                                         ==============        =============




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

                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES
-----------------
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors the sales performance of its international stores and boutiques on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars ("constant-exchange-rate basis"). Management uses this constant-exchange-rate measure because it believes it is a more representative assessment of the sales performance of its international stores and boutiques and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

The following tables reconcile net sales percentage increases (decreases), versus the prior year, from the GAAP to the non-GAAP basis:


                                     Three Months Ended                                Fiscal Year Ended
                                      January 31, 2006                                  January 31, 2006
                         --------------------------------------------      ------------------------------------------
                                          Trans-          Constant-                        Trans-      Constant-
                             GAAP         lation          Exchange-             GAAP       lation      Exchange-
                           Reported       Effect          Rate Basis          Reported     Effect      Rate Basis
                         --------------------------------------------      ------------------------------------------
Net Sales:
----------
Worldwide                     6%            (3%)            9%                  9%            -             9%
U.S. Retail                   8%             -              8%                  9%            -             9%

International
 Retail                       1%            (9%)           10%                  5%           (2%)           7%

Japan Retail                 (5%)          (13%)            8%                  -            (4%)           4%

Other Asia-
 Pacific                     12%            (1%)           13%                 17%            3%           14%

Europe                       (3%)           (9%)            6%                  4%           (3%)           7%


Comparable Store Sales:
-----------------------
Worldwide                     2%            (4%)            6%                  4%           (1%)           5%
U.S. Retail                   5%             -              5%                  7%            -             7%

International
 Retail                      (1%)           (8%)            7%                   -           (2%)           2%

Japan Retail                 (5%)          (12%)            7%                 (4%)          (4%)            -

Other Asia-
 Pacific                     12%            (1%)           13%                 10%            2%            8%

Europe                       (8%)           (9%)            1%                 (2%)          (3%)           1%




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